Exhibit 99.1

STONEMOR PARTNERS L.P. ELEVATES JEFFREY DiGIOVANNI TO SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Combines Role of Chief Financial Officer and Chief Accounting Officer

Johnson Consulting Group Hired to Assist with Asset Divestitures

TREVOSE, PA –September 19, 2019 – StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”), a leading owner and operator of cemeteries and funeral homes, today announced it has elevated Chief Accounting Officer Jeffrey DiGiovanni to Senior Vice President and Chief Financial Officer, combining the roles of Chief Accounting and Chief Financial Officer. DiGiovanni replaces Garry Herdler, who will transition to a consulting role with the Partnership through the end of the year and focus exclusively on cost reductions and productivity improvements. In an additional cost reduction measure, StoneMor will eliminate the position of Chief Operating Officer. As a result, Jim Ford will depart the Partnership to pursue other interests. At the same time, StoneMor announced it has retained Johnson Consulting Group to assist with potential asset sales. Johnson Consulting is a leading consulting firm in the funeral and cemetery industry across North America.

StoneMor’s President and Chief Executive Officer, Joe Redling, commented, “We’re delighted to elevate Jeff to CFO. Jeff’s been our Chief Accounting Officer since September 2018 and played a key role in getting us current in our financial filings. He has built a strong team at StoneMor, and he brings more than 15 years of public accounting experience. Garry Herdler spearheaded a vital initiative during his time here, negotiating and completing the transactions to recapitalize our balance sheet. He has also led a comprehensive performance improvement plan that will continue to be his main area of focus. Jim Ford has been a valued member of the management team and was instrumental in creating the general manager model and regional structure by which we now operate. With Jim’s departure, the three Divisional Presidents will report directly to the CEO, further streamlining our management structure. We are grateful to Jim for his efforts and we wish him well in his new endeavors.

“The hiring of the Johnson Consulting Group is an important step in our process of formalizing our divestiture strategy. For the past month, the Johnson Consulting team has been engaged in a comprehensive review of our asset base and is now actively exploring various options to optimize our portfolio while deleveraging our balance sheet.

“These actions are aligned with our turnaround plan as we continue to execute on progressing our core initiatives of reducing costs and improving sales and operational efficiency.”

Jeff DiGiovanni, prior to joining StoneMor, was Managing Director at a leading accounting and transaction advisory firm with offices in Philadelphia, New York City and Princeton, N.J. While there, from 2012 to 2017, he worked with clients to deliver services, including readiness for initial public offerings, financial reporting including reporting to the Securities and Exchange Commission and technical accounting assistance on complex transactions. He holds a Bachelor of Science degree in Accounting and a Master of Science in Financial Services from Saint Joseph’s University and is a Certified Public Accountant.

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About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 321 cemeteries and 90 funeral homes in 27 states and Puerto Rico.

StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

CONTACT:	John McNamara/Michael Puskar	Karen McCurdy

	Investor Relations	Director of M&A

	StoneMor Partners L.P.	Johnson Consulting Group

	(215) 826-2800	(888) 250-7747

Important Information for Investors and Unitholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with a proposed rights offering, the Partnership” has filed a registration statement and prospectus with the Securities and Exchange Commission (the “SEC”). Any offer of common units pursuant to such rights offering will be made solely pursuant to the prospectus for the rights offering and following the effectiveness of such registration statement.

In connection with the previously announced proposed reorganization, StoneMor GP LLC (to be converted into a corporation named StoneMor Inc. (“GP”)) and the Partnership have jointly filed with the SEC a registration statement on Form S-4, which includes a prospectus of GP and a proxy statement of the Partnership. GP and the Partnership also plan to file other documents with the SEC regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive joint proxy statement/prospectus will be mailed to the unitholders of the Partnership. INVESTORS AND UNITHOLDERS OF THE PARTNERSHIP ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED REORGANIZATION THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED REORGANIZATION. Investors and unitholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about GP and the Partnership once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Partnership will be available free of charge on their internet website at www.stonemor.com or by contacting their Investor Relations Department at (215) 826-2800.

Participants in the Solicitation

The Partnership, GP, and its directors and certain of its members and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of the Partnership in connection with the proposed transaction. Information about the directors and executive officers of GP is set forth in the Partnership’s Annual Report on Form 10-K which was filed with the SEC on April 3, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Free copies of these documents can be obtained using the contact information above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. For example, statements regarding the consulting services to be provided by Mr. Herdler, the intended departure of Mr. Ford, the divestiture of assets, future cost reductions and improving sales and operating efficiencies, the proposed merger (including its benefits, results, effects and timing) and whether and when the transactions contemplated by the merger and reorganization agreement will be consummated, are forward-looking statements within the meaning of federal securities laws. The Partnership and GP believe that their expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct.

A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this communication. Such factors include, but are not limited to: the failure of the unitholders of the Partnership to approve the proposed reorganization; the risk that the conditions to the closing of the proposed transaction are not satisfied; the risk that regulatory approvals required for the proposed transaction are not obtained or are obtained subject to conditions that are not anticipated; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; uncertainties as to the timing of the proposed transaction; competitive responses to the proposed transaction; the inability to obtain or delay in obtaining cost savings and synergies from the proposed transaction or other cost reduction initiatives; unexpected costs, charges or expenses resulting from the proposed transaction; the outcome of pending or potential litigation; the inability to retain key personnel; uncertainty of the expected financial performance of StoneMor Inc. following completion of the proposed transaction; and any changes in general economic and/or industry specific conditions.

The Partnership and GP caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in the Partnership’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s website, http://www.sec.gov. All subsequent written and oral forward-looking statements concerning the Partnership, GP, the proposed transaction or other matters attributable to the Partnership, GP or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Each forward looking statement speaks only as of the date of the particular statement. Except as required by law, the Partnership and GP undertake no obligation to publicly update or revise any forward-looking statements.

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